Exhibit 99.1

CONTACTS:
Shelly Doran	317.685.7330	Investors
Les Morris	317.263.7711	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP TO REOPEN

5-YEAR SENIOR NOTES

Indianapolis, Indiana – August 6, 2009…..Simon Property Group, Inc. (NYSE:SPG) announced today that its majority-owned partnership subsidiary, Simon Property Group, L.P., subject to market conditions, intends to issue $500 million aggregate principal amount of its 6.75% notes due 2014.

The issue would be a re-opening of the 6.75% notes due 2014 issued on May 15, 2009.  Assuming a successful re-opening, there would be $1.1 billion of this series of senior notes outstanding.  No assurance can be given that the re-opening will be consummated.

Simon Property Group, L.P. intends to use the net proceeds of the offering for general business purposes.

Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., and UBS Securities LLC are serving as joint book-running managers of the offering. When available, copies of the prospectus and prospectus supplement may be obtained from Citigroup Global Markets Inc., toll-free at 1-877-858-5407; Deutsche Bank Securities Inc., toll-free at 1-800-503-4611; Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004, Attention: Prospectus Department, toll-free at 1-866-471-2526; or UBS Securities LLC, 299 Park Avenue, New York, New York 10171, Attention: Prospectus Department, toll-free at 1-877-827-6444, ext. 561-3884.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

About Simon

Simon Property Group, Inc. is an S&P 500 company and the largest public U.S. real estate company.  The Company is a fully integrated real estate company which operates from five retail real estate platforms:  regional malls, Premium Outlet Centers®, the Mills®, community/lifestyle centers and international properties.  It currently owns or has an interest in 386 properties comprising 262 million square feet of gross leasable area in North America, Europe and Asia.  The Company is headquartered in Indianapolis, Indiana and employs more than 5,000 people worldwide.  Simon Property Group, Inc. common stock is traded on the NYSE under the symbol SPG.